As filed with the Securities and Exchange Commission on December 31, 2012

Registration No. 333-176590

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8
REGISTRATION STATEMENT

Under
THE SECURITIES ACT OF 1933

TEAVANA HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-1946316 (I.R.S. Employer Identification No.)

3630 Peachtree Road NE, Suite 1480 Atlanta, Georgia (Address of principal executive offices)	30326 (Zip Code)
TEAVANA HOLDINGS, INC. 2011 EQUITY INCENTIVE PLAN TEAVANA HOLDINGS, INC. 2004 MANAGEMENT INCENTIVE PLAN
(Full title of the plans)
Jeff Hansberry President Teavana Holdings, Inc. 3630 Peachtree Road NE, Suite 1480 Atlanta, Georgia (Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act.  (Check one)

☐ Large accelerated filer	☐ Accelerated filer	☒	Non-accelerated filer	☐ Smaller reporting company
(Do not check if smaller reporting company)

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement (the “Registration Statement”) on Form S-8 (registration number 333-176590, filed with the Securities and Exchange Commission on August 31, 2011), which registered an aggregate of 2,329,197 shares of common stock, par value $0.00003 per share (the “Common Stock”), of Teavana Holdings, Inc. (the “Registrant”) issuable pursuant to the Teavana Holdings, Inc. 2011 Equity Incentive Plan and the Teavana Holdings, Inc. 2004 Management Incentive Plan.

On December 31, 2012, pursuant to the Agreement and Plan of Merger dated as of November 14, 2012, by and among the Registrant, Starbucks Corporation (“Starbucks”) and Taj Acquisition Corp., a wholly owned subsidiary of Starbucks (“Merger Sub”), Merger Sub will merge with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Starbucks (the “Merger”).   As a result of the Merger, all offerings of the Common Stock pursuant to the Registration Statement were terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of post-effective amendment, any securities of the Registrant being registered under the Registration Statement that remain unsold at the termination of the offering as of the date of this Post-Effective Amendment, the Registrant hereby removes from registration all of the Common Stock that remains unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Atlanta, State of Georgia, on the 31st day of December, 2012.

TEAVANA HOLDINGS, INC.

By:	/s/ Jeff Hansberry
Name: Jeff Hansberry
Title: President

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to the Registration Statement have been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Jeff Hansberry	President	December 31, 2012
Jeff Hansberry	(principal executive officer)
/s/ Richard Lautch	Vice President and Treasurer	December 31, 2012
Richard Lautch	(principal financial officer and principal accounting officer)
/s/ Troy Alstead	Director	December 31, 2012
Troy Alstead
/s/ Andrew Mack	Director	December 31, 2012
Andrew Mack